June 1, 2020
HollyFrontier Announces Expansion of Renewables Business

•	Renewables business expected to produce over 200 million gallons per year of renewable diesel with feedstock flexibility

•	Conversion of the Cheyenne Refinery to renewable diesel production

•	Construction of pre-treatment unit at the Artesia Refinery
DALLAS--(BUSINESS WIRE)--HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) today announced that its Board of Directors has approved a plan to convert the Cheyenne Refinery to renewable diesel production and to construct a pre-treatment unit (“PTU”) located at the Artesia Refinery. Including the previously announced renewable diesel unit at the Artesia Refinery, HollyFrontier is expected to have a combined capacity to produce over 200 million gallons per year of renewable diesel and pre-treat over 80% of its feedstock. HollyFrontier expects to invest between $650-$750 million in its renewables business, with an expected aggregate internal rate of return of 20-30%.

Mike Jennings, HollyFrontier’s President and Chief Executive Officer, commented, “Demand for renewable diesel, as well as other lower carbon fuels, is growing and taking market share based on both consumer preferences and support from substantial federal and state government incentive programs. This represents an exciting opportunity to enhance both the profitability and environmental footprint of HollyFrontier through organic investment.

“Today’s announcements lay the groundwork for an integrated renewables business at HollyFrontier, including multiple renewable diesel plants with feedstock flexibility. After 86 years as a petroleum refinery, Cheyenne will take on a new challenge. We realize that this decision affects many employees, their families and the community. We are thankful to all of our colleagues in Cheyenne and will work closely with those impacted by this decision.”

Conversion of the Cheyenne Refinery to Renewable Diesel Production
With expected capital spending of $125-$175 million, HollyFrontier intends to repurpose Cheyenne’s current footprint and a portion of its existing assets to produce approximately 90 million gallons per year of renewable diesel. HollyFrontier expects the project will be completed in the first quarter of 2022 and generate an internal rate of return of 20-30%.

Construction of Pre-Treatment Unit at the Artesia Refinery
HollyFrontier also plans to construct a PTU that will process over 80% of the feedstock for both of HollyFrontier’s renewable diesel plants. The PTU is expected to provide feedstock flexibility, mitigating single feedstock risk and generating value through the use of lower carbon intensity feed.

HollyFrontier estimates the capital cost of the PTU to be $175-$225 million and the in-service date to be in the first half of 2022. The PTU has an expected internal rate of return of 10-15% but is intended to protect the returns of HollyFrontier’s renewables business against potential volatility in the feedstock markets.

Petroleum Refining in Cheyenne
The conversion to renewable diesel production will result in HollyFrontier ceasing petroleum refining and reducing the workforce at the Cheyenne Refinery. This decision was primarily based on the expectation that future free cash flow generation in Cheyenne would be challenged due to lower gross margins resulting from the economic impact of the COVID-19 pandemic and compressed crude differentials resulting from dislocations in the crude oil market, coupled with forecasted uncompetitive operating and maintenance costs and the anticipated loss of the Environmental Protection Agency’s small refinery exemption.

Based on the initial review of its long-lived assets, over the second and third quarters of 2020, HollyFrontier expects to record non-cash charges of $225-$275 million for impairment and depreciation charges and $3-$12 million for asset retirement obligations. Additionally, over the next twelve months, HollyFrontier anticipates pre-tax costs of $25-$45 million for decommissioning assets and $5-$7 million for severance obligations and proceeds of $50-$70 million from the liquidation of working capital.

Capital Expenditures Update
In 2020, HollyFrontier expects to maintain its total capital spending guidance of $525-$625 million. For Refining, the company expects to spend between $202-$221 million. This lower range reflects further optimization of refinery capital budgets and lower spending at the Cheyenne Refinery. For Renewables, HollyFrontier expects capital expenditures in 2020 of $150-$180 million, which includes capital costs for the Artesia renewable diesel unit, the Cheyenne conversion and the PTU. There is no change to the $30-$45 million capital spend for Lubricants & Specialty Products or the $85-$110 million for turnarounds & catalysts. Capital expenditures for Holly Energy Partners also remains unchanged at $58-$69 million.

HollyFrontier has scheduled a webcast conference call for today, June 1, 2020, at 5:00 PM Eastern Time to discuss these announcements. This webcast may be accessed at: https://event.on24.com/wcc/r/2389016/72EC77A7F6631595FD82AEAE2C8F63E0. An audio archive of this webcast will be available using the above noted link through June 15, 2020.

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.

HFC Forward Looking Statements:
The statements contained herein relating to current estimates, expectations and projections about future results, performance, returns, production, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	the extraordinary market environment and effects of the COVID-19 pandemic, including the continuation of a material decline in demand for refined petroleum products in markets HollyFrontier serves;

•
HollyFrontier’s inability to complete the decommissioning of assets at the Cheyenne Refinery as planned or within the time periods anticipated, whether due to changes in regulations, technology or other factors;

•	changes in preliminary accounting estimates due to the significant judgments and assumptions required;

•
HollyFrontier's efficiency in carrying out construction projects, including its ability to complete announced capital projects, such as the conversion of the Cheyenne Refinery and construction of the PTU, on time and within budget;

•	HollyFrontier’s inability to timely obtain or maintain permits, including those necessary for capital projects, such as the conversion of the Cheyenne Refinery and construction of the PTU;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in HollyFrontier's markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, whether due to infection in the workforce or in response to reductions in demand;

•	effects of governmental and environmental regulations and policies, including the effects of restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier's capital investments and marketing strategies;

•	the ability of HollyFrontier to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	the possibility of terrorist attacks or cyber attacks and the consequences of any such attacks;

•	general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•	further deterioration in gross margins or a prolonged economic slowdown due to the COVID-19 pandemic could result in an impairment of goodwill; and

•
other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings, including those risks and uncertainties included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations